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                                                                    EXHIBIT 99.1
For Immediate Release

            CONSOLIDATED WATER CO. LTD. ACQUIRES WATER OPERATIONS IN
               BRITISH VIRGIN ISLANDS, BARBADOS AND CAYMAN ISLANDS

     COMPANY HOPES TO COMPLETE ACQUISITION OF WATER PRODUCTION FACILITIES IN
                   NASSAU, BAHAMAS BEFORE END OF FIRST QUARTER

GEORGE TOWN, Cayman Islands, B.W.I., February 10, 2003 -- Consolidated Water Co. Ltd. (Nasdaq: CWCO) ("Consolidated"), which develops and operates seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today announced that it has completed multiple acquisitions that have expanded the Company's water operations into the British Virgin Islands and Barbados and increased its presence in the Bahamas and the Cayman Islands.

Following the satisfaction of numerous conditions, including the receipt of certain governmental approvals, the acquisitions were completed for an aggregate purchase price of approximately $25.5 million, which is subject to adjustment based on audited year-end financial statements of the acquired companies. Separately, Consolidated has contracted to sell its non-voting stock in the British Virgin Islands company to a local group for $2.1 million. Consolidated now has responsibility for the operation of additional water plants with a combined production capacity of approximately 8.0 million U.S. gallons per day (USGPD), bringing Consolidated's current total production capacity to approximately 10.9 million USGPD.

"As a result of these acquisitions, Consolidated is now producing and/or delivering desalinated water to customers in five Caribbean countries," observed Jeffrey Parker, Chairman and Chief Executive Officer of Consolidated Water Co. Ltd. "We also acquired the exclusive rights to distribute a line of highly efficient energy recovery systems to desalination plant operators throughout the Caribbean basin."

"These acquisitions conveyed to Consolidated a 12.7% equity interest in Waterfields Co. Ltd. ("Waterfields"), which owns a seawater desalination plant in Nassau, Bahamas, together with an Engineering Services Agreement to operate the plant. We expect to complete our previously announced agreement to acquire a 13.5% ownership in Waterfields, together with a Management Services Agreement, from Bacardi & Company Limited, along with a tender offer made outside the United States for 64.7% of the remaining Waterfields shares, before the current quarter ends on March 31, 2003," continued Parker. "We expect the acquisitions to be immediately accretive to Consolidated's net income and earnings per share."
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Financing for these acquisitions was provided by Bank of Nova Scotia through a
$20 million (US) seven-year term loan, a $17.1 million (US) six-month bridge loan, and a $2 million (US) revolving line of credit. As a result of these transactions, Bank of Nova Scotia has replaced Royal Bank of Canada as Consolidated's primary lender. The Company intends to replace a portion of the bank financing in the future with debt, equity or hybrid financing, but does not currently have any agreements for such financing.

FOR ADDITIONAL DETAILS REGARDING THE COMPLETED AND PROPOSED ACQUISITIONS, PLEASE REFER TO NEWS RELEASES ISSUED BY CONSOLIDATED WATER CO. LTD. ON OCTOBER 10, 2002 AND DECEMBER 17, 2002.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol "CWCO". Additional information on the Company is available on its website at http://www.consolidated-water.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, completion of the transactions described in this press release as well as the financing required therefor, the ability to secure replacement financing, the terms of the refinancing, the ability of the Company to repay the debt described in this press release, continued acceptance of the Company's products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

      Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at
                                 cwco@candw.ky
                                       or
   RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
                        via e-mail at info@rjfalkner.com

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